Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                                       For the three months
                                                          ended March 31,
(In thousands, except per share data)                  1998          1997 *
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Weighted average number of common
  shares outstanding - basic                         42,741          42,945

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                              818             657
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Weighted average number of common
  shares outstanding - diluted                       43,559          43,602
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Net income                                          $18,095          $9,365

Basic earnings per share                              $0.42           $0.22

Diluted earnings per share                            $0.42           $0.21


* Restated on a historical basis to reflect the April 12, 1997, acquisition of ValliCorp Holdings, Inc. on a pooling-of-interests basis

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